EXHIBITS

                             APAC TELESERVICES, INC.

         EXHIBIT (11) - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

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
                                                                      THIRTEEN WEEKS ENDED
                                                               MARCH 30,                MARCH 31,
                                                                 1997                      1996
                                                           (000's omitted, except for per share data)

Primary shares:
Average shares outstanding                                46,586                   46,200
Net effect of dilutive stock
  options - based upon the
  treasury stock method using
  average market price                                     1,415                    1,478
Total shares                                              48,001                   47,678

Net income                                                $8,473                   $4,715

Net income per share                                       $0.18                    $0.10



Fully diluted shares:
Average shares outstanding                                46,586                   46,200
Net effect of dilutive stock
  options - based upon the
  treasury stock method using
  quarter-end market price                                 1,415                    1,843
Total shares                                              48,001                   48,043

Net income                                                $8,473                   $4,715

Net income per share                                       $0.18                    $0.10

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